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                                                                   EXHIBIT 10.96
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                           NETWORK AGREEMENT BETWEEN
                     WISCONSIN POWER AND LIGHT COMPANY AND
                  McLeodUSA Telecommunications Services, Inc.

This Agreement is between Wisconsin Power and Light Company, 222 West Washington Avenue, Madison, WI 53703 (WP&L or Company) and McLeodUSA Telecommunications Services, Inc., an Iowa corporation with offices at 222 Third Avenue SE, Suite 500, Cedar Rapids, IA 54201. It is for the purpose of exchanging attachment space on WP&L's Network for telecommunications equipment and capacity owned by McLeod, pursuant to the Telecommunications Act of 1996. It takes the place of all previous contracts on this subject and is effective as of the date signed. It is valid for attachments (defined below) of telecommunications equipment to WP&L's Network (defined below) and utilization of telecommunications equipment on McLeod's Network (defined below), and for no other purpose. The Agreement will remain in effect for an initial term of 15 years, and may be renewed upon mutual consent. Two year's written notice is necessary for termination.

This is not an exclusive agreement. Either party may enter into similar arrangements with other parties, including other telephone companies, municipalities, private individuals, or CATV companies.

I.  DEFINITIONS

"McLeod Network" means the communications network consisting of fiber, fiber cable, telephone cable, optronics, attachments, hubs, Customer Connections and other communications materials owned and constructed by McLeod, including fiber-optic fibers, fiber-optic cable, and hardware owned by McLeod.

"WPL Network" means the utility network consisting of towers, underground duct and structures owned by the Company carrying the Company's electrical transmission and distribution system, distribution and transmission substations and other utility facilities owned by the Company, real estate used for these purposes and related utility equipment.

"Optronics" means a device, otherwise known as an "opto-electrical transducer", which converts electrical energy to optical energy and vice versa, which are used as transmitters and receivers in fiber optic communications systems.

"Attachment" means the placement of McLeod fiber, fiber cable, telephone cable, optronics, and hardware on or in any WPL structure, tower, underground ducts or overlashing of any of the above, as well as construction of a tower or other structure on real estate owned by WP&L.

II.  ATTACHMENT PERMITS

Before making an attachment, McLeod will obtain a permit to attach from WP&L.
The attachments must meet WP&L Engineering standards. WP&L will allow overlashing under the following conditions: Each instance of overlashing will require
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a separate permit from WP&L. McLeod will provide templates with loadings meeting
WP&L engineering standards.

McLeod agrees to reimburse WP&L for the cost of a field study, including but not limited to the cost of a pre-construction inspection by a WPL project manager, engineering, planning and any changes to WPL equipment necessary to accommodate the attachment, and the cost of a post-construction inspection, to determine what changes are necessary to make attachment space available for McLeod.

McLeod, its subsidiaries and affiliates, agree that utilization of WPL's Network will be limited to telecommunications purposes only. All telecommunications equipment must be installed and maintained by McLeod according to the requirements of all applicable Federal, State and local codes and authorities, including but not limited to the Telecommunications Act of 1996.

III.  PROJECT AUTHORIZATIONS

Company will inform McLeod of its desire to utilize telecommunications equipment or capacity owned by McLeod by completing a Project Authorization describing the location of the equipment or capacity. Company, its subsidiaries and affiliates, agree that utilization of capacity on McLeod's Network will be limited to voice, video and data communications for internal purposes only, which purposes include metering, monitoring or controlling energy utilization by customers.

IV.  ATTACHMENT, OVERLASHING, REPLACEMENT OR TRANSFER SERVICES

In the event that McLeod elects to utilize non-WP&L personnel for the purpose of installing, replacing, transferring or overlashing any of its telecommunications facilities for which a permit is required pursuant to this Agreement, McLeod will, prior to the commencement of any such services, supply to WP&L evidence that said personnel have been properly and adequately trained in safe working practices in and around electric lines.

V.  WPL NETWORK CHANGES TO ACCOMMODATE ATTACHMENT

If WP&L engineering determines a structure, tower, duct or real estate is inadequate to support the McLeod attachment, the structure, tower, duct or real estate will be modified or replaced at McLeod's expense. The expense will be determined by adding the total cost of the new facilities, related maintenance, removal of the old facilities, and any cost to third parties. Subtracted from that total will be the salvage (not to exceed original cost) or the accumulated depreciation (whichever is greater) and any expenditure for WP&L's convenience. The remaining amount will be billed to McLeod. Amounts due third parties are to be paid directly to them by McLeod.

McLeod must provide the necessary guying to support unbalanced loads. The guying must meet WP&L engineering standards. McLeod may attach guying to WP&L anchors only if WP&L Engineering Department determines that there is adequate anchor capacity. If WP&L determines that the anchor does not have sufficient capacity, McLeod will provide its own anchor.
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If it is necessary to replace or rearrange WP&L facilities to accommodate
McLeod's attachment, WP&L will replace or rearrange WPL facilities and bill McLeod for the costs.

If more than one company which has no attachment simultaneously submits a request for attachment, and if construction, replacement or rearrangement is required, the cost will be prorated. This proration will be agreed on before construction begins.

When it is necessary for McLeod's attachment to be removed, relocated, or rearranged due to the request for an additional attachment or rearrangement sought by an entity other than McLeod or WP&L, McLeod will be reimbursed by such entity for any costs incurred in removing, relocating or rearranging McLeod's attachment.

VI.  OPTRONICS

Installation of all optronics will be performed by McLeod on McLeod's Network. The Company will own and pay for all optronics installed by McLeod for the sole use and benefit of Company. Such optronics will be maintained by McLeod for a fee of 4% per year of the combined total of the installation costs and the optronics costs. McLeod will own and maintain the optronics installed by McLeod for shared use by the Company and McLeod. Company will pay that portion of the installation costs for the shared use optronics described in Section XI, Payment. In the event that McLeod fiber optic cables are attached in the vicinity of a substation in WPL's Network, McLeod will provide an access loop or splice point at, or as close as reasonably possible to, the substation.

VII.  MAINTENANCE OF ATTACHMENTS

McLeod agrees to maintain its attachments in safe condition and good repair in accordance with all code requirements and in a manner requested by WP&L. Except for attachments involving: 1) hazardous conditions or 2) potential effect on the reliability of WPL's Network, WP&L will provide McLeod ten days notice and the opportunity to repair or replace attachments which do not comply with WPL Engineering standards. Attachments involving hazardous conditions or potential effect on the reliability of WPL's Network may be repaired or replaced by WPL without notice of the opportunity to cure. McLeod will pay for such repair or replacement upon receipt of a bill therefor by Company. McLeod's attachments must not impair the use of WPL's Network by WP&L or other attachers. McLeod agrees to transfer or relocate its attachments upon sixty (60) days advance notice when requested by WP&L. In an emergency WP&L may transfer McLeod's attachments, to another structure, tower, duct or location and bill McLeod for the work. If McLeod has not removed any attachments within thirty (30) days of request by WP&L, McLeod authorizes the removal of any such attachments by WP&L at McLeod's expense.

When it is necessary for WP&L to replace a structure, tower, duct or location, WP&L's local engineering technician will ask if McLeod desires to attach to the new structure, tower duct or location. WP&L will give McLeod 30 days notice in advance of the construction date.
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McLeod agrees to have a crew at the job to make the transfer with the WP&L crew or reimburse WP&L for making the transfer. If WP&L replaces a structure, tower, duct or location based on its need, McLeod will only be responsible for paying the costs of transferring its attachment to the new structure, tower, duct or location.

WP&L will perform all tree trimming required for its attachments on WP&L's Network. McLeod will pay, as the portion of the tree trimming costs related to McLeod facilities, 20% of WP&L's tree-trimming costs attributed to the structures, towers, ducts or real estate on which McLeod has attachments.

When it is necessary for McLeod's attachment to be removed, relocated, or rearranged due to the request for an additional attachment or rearrangement sought by an entity other than McLeod or WP&L, McLeod will be reimbursed by such entity for any costs incurred in removing, relocating or rearranging McLeod's attachment.

VIII.  NETWORK CHANGES

Except as provided otherwise in this Agreement, McLeod will be responsible for the actual costs to relocate, rearrange or otherwise modify any part of the McLeod Network, the WPL Network, or WPL's fiber optic cables and capacity on the McLeod Network if these costs have resulted from a change sought by McLeod.

Except as provided in paragraphs V and VII of this Agreement, the Company will be responsible for the actual costs to relocate, rearrange or otherwise modify the McLeod attachments to WPL's Network, if those costs have resulted from a change sought by the Company. In no event will the Company be responsible for costs to relocate, rearrange or otherwise modify McLeod attachments on the Company's Network which are requested or required by changes to the electrical system.

IX.  TERMINATION OF ATTACHMENTS

When all joint users except McLeod remove their attachments upon notification by WP&L, McLeod will either remove its attachment or purchase the structure, tower, duct or real estate within 30 days of notice.

X.  INFORMATION EXCHANGE AND NETWORK PLANNING

The parties agree to exchange information regarding changes in their respective networks and future plans for Network location or expansion. McLeod will provide to WPL updated reports of anticipated McLeod Network expansion or construction at the same time as reports of capacity credit calculated pursuant to Section XI are provided.

XI.  PAYMENT

The parties will make capacity available on their respective networks utilizing the following formula:

1 mile on WPL's Network = nine miles DS3 transport capacity on the McLeodUSA Network
1 attachment on WPL tower = nine miles DS-3 transport capacity on the McLeod Network
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1 structure on WPL real estate = nine miles DS-3 transport capacity on McLeod
Network

At Company's option, the formula expressed above will be calculated utilizing 252 miles of DS1 capacity for each 1 mile of access to WPL's energy network.

Company desires that the capacity derived pursuant to this Agreement be initially utilized in the following locations:
(address) Cedar Rapids, IA,
222 East Washington Ave, Madison, WI,
(address) Dubuque, IA,
2489 Rinden Rd, Stoughton, WI,
1 Parker Place and
3730 Kennedy Rd, Janesville, WI.
(Collectively "Phase One") McLeodUSA will provide WP&L with SONET ring connectivity on or before December 31, 1997 (the "Phase One Completion Date"). McLeod will provide DS-3 capacity, or at WPL's option, an equivalent DS-1 capacity on the McLeodUSA Network (the "Phase One capacity"). WPL intends to provide sufficient usable portions of the WPL Network to generate enough credits to pay for the Phase One Capacity, and McLeodUSA intends to utilize as much of the WPL Network as necessary to provide WPL with sufficient credits to pay for the desired capacity. In the event that McLeodUSA does not utilize a sufficient amount of the WPL Network to completely pay for the Phase One Capacity, McLeod agrees to provide the net capacity needed to WPL at the lesser of: 1) McLeodUSA's market price, or b) any bona fide offer to provide such services fro any other company. In the event that McLeodUSA does not complete Phase One by the Phase One completion date, McLeodUSA shall pay WPL's actual costs of leased facilities obtained by WPL from December 31, 1997 until Phase One is complete. Installation of all Optronics required by the Company to utilize the Phase One SONET ring herein described will not exceed $20,000 (twenty thousand dollars) per utility. Additional DS-3 capacity will be made available to WP&L as available on McLeod facilities pursuant to the above-described formula. Where Company can provide adequate space, McLeod will co-locate its point of presence and pay for entrance facilities at each of the Phase One locations. Time is of the essence in installation of the fiber and fiber optic cable for utilization by WPL.

Installation costs will be paid by the Company as follows: for installation and maintenance of optronics, on WPL or McLeod's existing Network, Company will pay McLeod's direct cost plus 20% (twenty percent) overhead loading, prorated in a mutually agreeable manner based on the anticipated utilization of the optronic DS-1s to be utilized by the Company divided by the total number of optronic DS-1s within each optronics installation (e.g. only 1/5 of the marked-up cost would be charged if the Company uses one DS-1 and total of 5 (five) DS-1s are installed at an optronics installation).
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During the term of this agreement, Company may request installation of fiber optics cable and Optronics in new locations, other than those provided pursuant to this section, which are included in either McLeod or Company's network as of the effective date of this agreement. Such requests will be submitted to McLeod under a Project Authorization describing the location for the new fiber optic cable and optronics. If McLeod agrees to design, engineer and install fiber optic cable pursuant to said Project Authorization request, the Company will pay to McLeod fifty percent (50%) of McLeod's cost of design, installation and construction, plus twenty percent (20%) overhead loading, prorated by the portion of the optronics to be utilized by McLeod, if any. In the event that McLeod does not agree to expansion of its Network to include the location described in the Project authorization, Company may itself, or may contract with a third party to, design, engineer and build fiber optic cable and optronics in the location desired by Company, and connect said new location to its existing Network.

XII.  ATTACHMENT INSPECTION

Following the pre- and post-construction inspections under Section II of this Agreement, WP&L reserves the right to make periodic inspections of McLeod's attachments on WP&L Network. Such inspections will be at McLeod's expense, following one or more instances of unauthorized attachment, removal or relocation, or overlashing on or to WP&L's Network. Failure to make inspections does not waive any rights of WP&L under this agreement. WP&L will notify McLeod in writing (see notice provision) before WP&L makes such an inspection. It is McLeod's option to accompany WP&L during the inspection.

XIII.  DEFAULTS

If McLeod fails to comply with the provisions of this Agreement, and such failure is not cured within a reasonable time, WP&L may terminate this Agreement upon 30 days written notice.

In any case, McLeod will reimburse WP&L for the costs of removal and indemnify WP&L against any claims or demands for damages arising from any resulting discontinuance of McLeod's service to subscribers.

XIV.  INSURANCE

McLeod will carry the following types of insurance: worker's compensation and comprehensive general liability. The minimum limits for worker's compensation liability are established by the State of Wisconsin. The comprehensive general liability will have a contractual liability endorsement. The minimum limits for the comprehensive general liability coverage will be bodily injury $300,000/$1,000,000, and property damage $500,000. Except with respect to worker's compensation, WP&L will be named as an additional insured on the above policies. Every certificate of insurance providing coverage required herein will contain the following clause: "No reduction, cancellation or expiration of the policy will become effective until thirty (30) days from the date written notice thereof is actually received by WP&L." A certificate
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of insurance will be approved by WP&L before any attachments are made under this agreement.

XV.  LIABILITY AND DAMAGES

WP&L reserves the right to maintain its Network and to operate its facilities in a manner that will best enable it to fulfill its service requirements. WP&L will not be liable for any interruptions of service to McLeod. McLeod agrees that it is responsible for any overlashings on its lines attached to WP&L Network.

McLeod agrees to exercise all necessary precautions to avoid damage to facilities of WP&L and other attachers. McLeod agrees to indemnify WP&L from and against any loss, damage, or claims resulting from any acts or omissions of McLeod. McLeod agrees to make an immediate report to the local WP&L Engineering Department of any loss or damage to WP&L or other attacher's or overlasher's facilities and agrees to pay the cost of repairs. Notwithstanding any other provision to the contrary, neither party shall be liable to the other for the other party's consequential or indirect damages, including but not limited to, exemplary or punitive damages, loss of profits or revenue, whether arising out of this transaction or breach of this Agreement or otherwise.

XVI.  INDEMNIFICATION

McLeod agrees to take all necessary precautions to safeguard the public against damages or injury and to save WP&L harmless from any and all damages, expense, costs and reasonable attorney's fees on account of injury to person, life or property or injury resulting in the death of any person or persons in any manner arising out of or in connection with attachment, removal, relocation, rearrangement, reconstruction, repair or overlashings of McLeod's attachments on WP&L's Network. If WP&L is made a party to any suit or litigation on account of injury or damage or alleged injury or damage to person, life or property or on account of an injury or damage or alleged injury resulting in the death of any person or persons, arising out of or in connection with the attachment, removal, relocation, rearrangement, reconstruction, repair of McLeod's attachments to WP&L's Network, McLeod will defend such actions on behalf of WP&L, including claims and causes of action at common law or arising under any statute. If judgment will be obtained or claim allowed against WP&L, McLeod will pay and satisfy such judgment or claim in full.

XVII.  RIGHTS

Nothing in this Agreement will affect the rights of others not mentioned in this Agreement including the rights to use structures or towers or structure or tower space.

Except to companies affiliated with McLeod by virtue of ownership or control of fifty percent (50%) or more of the company's assets by McLeod, assignment or transfer of the license, rights, and obligations will be made only with the prior written consent of WP&L. Consent will not be unreasonably withheld, conditioned or delayed. Merger or consolidation of McLeod will bind McLeod's successor unless WP&L or McLeod elects to terminate this Agreement and permit.
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XVIII.  TERMS

Failure to enforce any of the terms or conditions of this Agreement will not constitute a waiver of any such terms or conditions. WP&L and McLeod reserve the right and may seek any and all remedies and relief available at law. Neither McLeod nor WP&L will be deemed to have waived any rights or remedies at law by virtue of executing this Agreement. Bills for any charges under this Agreement will be payable within thirty days after the date of invoice. Nonpayment of any bill will constitute a default under this Agreement. When this Agreement is terminated as provided in paragraph IX hereof, McLeod will have 30 days to remove its attachments from WP&L Network. If they are not removed in 30 days, WP&L will have the right to remove them at the risk, cost and expense of McLeod and without any liability. Should any term of this Agreement be determined by a court or other entity of competent jurisdiction to be unenforceable, all other terms of this Agreement will remain in full force and effect.

XIX.  NOTICES

All notices required by this Agreement will be in writing and sent to the following address. Address changes may be made in writing. Notices will be effective upon receipt unless otherwise stated.

Wisconsin Power and Light Company
Engineering Records Supervisor
P.O. Box 192222 West Washington Avenue
Madison, WI  537010192

McLeodUSA
221 Third Avenue SE,
Suite 500
Cedar Rapids, IA  54201

Dated this  7  day of   April  , 1997


                                        McLeodUSA Telecommunications
WP&L                                 Services, Inc

BY:  /s/ K. K. Zuhlke                   BY:  /s/ Clark McLeod
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Kim K. Zuhlke                                    Clark McLeod